EXHIBIT 2.10

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                              UPLINK SECURITY, INC.

                             SHAREHOLDERS' AGREEMENT

                                      among

                              UPLINK SECURITY, INC.

                                 NUMEREX CORP.

                                      and

                      THE SHAREHOLDERS LISTED ON EXHIBIT A

                                 July 16, 1997


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                                TABLE OF CONTENTS

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SECTION 1: GENERAL RESTRICTIONS.......................................................1
         1.1      Restriction on Transfers............................................1
         1.2      Permitted Transferees...............................................2
         1.3      Representation......................................................2
         1.4      Non-Compliance......................................................2
         1.5      Corporate Action....................................................2
         1.6      No Implied Employment...............................................2
         1.7      Execution and Delivery .............................................3
         1.8      No Conflicts .......................................................3

SECTION 2: TRIGGERING EVENTS..........................................................3
         2.1      Definition..........................................................3
         2.2      Notice of Occurrence................................................4

SECTION 3: OPTIONAL AND MANDATORY PURCHASE............................................4
         3.1      Option to Numerex...................................................4
         3.2      Option to the Company...............................................4
         3.3      Option to Remaining Shareholders....................................5
         3.4      Intentionally Omitted...............................................5
         3.5      Purchase of All Shares..............................................5
         3.6      Closing on Optional Purchase........................................5
         3.7      Right to Transfer...................................................6
         3.8      Right to Participate in Sales.......................................6
         3.9      Requirement to Participate in Sales.................................6
         3.10     Effect of Sale to Third Party by Numerex ...........................6

SECTION 4: FIRST REFUSAL ON SALE OF THE COMPANY.......................................7
         4.1      Right of First Refusal..............................................7
         4.2      Closing on First Refusal Exercise...................................7
         4.3      Sale of the Company.................................................7
         4.4      Second Call ........................................................7

SECTION 5: OPTION FOR SHAREHOLDERS' SHARES............................................8
         5.1      Option for Shareholders' Shares.....................................8
         5.2      Closing of Option Exercise..........................................9
         5.3      Negotiation Period..................................................9
         5.4      Forced Sale Option .................................................9

SECTION 6: PURCHASE AND OPTION PRICE.................................................10
         6.1      Third Party Offers.................................................10
         6.2      Other Triggering Events............................................10

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         6.3      Appraisal For Fair Market Value....................................10
SECTION 7: PAYMENT TERMS............................................................ 11

SECTION 8: OTHER PROVISIONS..........................................................12
         8.1      Representations and Warranties.....................................12
         8.2      Special Matters....................................................12
         8.3      Sale or Transfer of Shares by Initial Shareholders............ ....13
         8.4      Board of Directors.................................................13
         8.5      Future Capital Raising.............................................13
         8.6      Failure to Transfer Shares.........................................13
         8.7      Endorsement Upon Share Certificate.................................13
         8.8      Further Assurances.................................................14
         8.9      Joinder of Spouse..................................................14
         8.10     Inconsistent Agreements............................................14
         8.11     Notices............................................................14
         8.12     Settlement of Disputes.............................................15
         8.13     Amendment .........................................................15
         8.14     Waiver.............................................................15
         8.15     Termination of Prior Agreements....................................15
         8.16     Entire Understanding...............................................15
         8.17     Parties In Interest................................................16
         8.18     Severability.......................................................16
         8.19     Counterparts.......................................................16
         8.20     No Third Party Beneficiaries.......................................16
         8.21     Section Heading....................................................16
         8.22     References.........................................................16
         8.23     Controlling Law....................................................16
         8.24     Jurisdiction and Process ..........................................16
         8.25     Certain Definitions ...............................................16
         8.26     Expenses ..........................................................17

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                             SHAREHOLDERS' AGREEMENT

         PARTIES: UPLINK SECURITY, INC.,
                  a Georgia Corporation (the "Company")
                  1395 South Marietta Parkway
                  Building 200, Suite 228
                  Marietta, GA   30067

                  NUMEREX CORP.,
                  a Pennsylvania corporation ("Numerex")
                  2360 Maryland Road
                  Willow Grove, PA 19090

                  Certain shareholders listed on Exhibit A attached hereto and designated thereon as "Initial Shareholders".

       DATE:      July 16, 1997

BACKGROUND: The Company is engaged in the business of developing, designing and marketing the wireless transport of alarm signals (the "Business"). On the date hereof, the Company, Numerex and the Initial Shareholders entered into a Stock Purchase Agreement (the "Purchase Agreement"), pursuant to which Numerex purchased shares of Common Stock of the Company ("Shares") directly from the Company. Upon the date hereof, Numerex shall be the legal and beneficial owner of 31,405 Shares. Subject to certain terms and conditions in the Purchase Agreement and herein, Numerex may in the future acquire all or a part of the remaining issued and outstanding Shares.

         The Company, Numerex and the Initial Shareholders desire to enter into an agreement which (i) grants certain rights to, and imposes certain restrictions and obligations on them in respect of the Shares of the Company which are now or hereafter owned or held by them or any Person (as hereinafter defined) to whom they Transfer (as hereinafter defined) such shares in accordance with this Agreement and (ii) provides for the management and conduct of the business of the Company, all on the terms and conditions stated in this Agreement. Numerex, the Initial Shareholders and the Persons to whom they Transfer Shares in accordance with this Agreement are sometimes referred to individually as a "Shareholder" and collectively as "Shareholders".

         INTENDING TO BE LEGALLY BOUND HEREBY, and in consideration of the mutual agreements stated below, the parties agree as follows:

SECTION 1: GENERAL RESTRICTIONS

                  1.1 Restriction on Transfers. Each Shareholder severally agrees with each other Shareholder and with the Company that such Shareholder shall not Transfer or attempt to Transfer, or solicit any offer for the purchase of, any Shares now owned by such Shareholder or which such


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Shareholder may at any time hereafter own, acquire or be entitled to, except in strict accordance with the provisions of this Agreement.

                  1.2 Permitted Transferees. Notwithstanding Section 1.1 hereof,
(a) parties to that certain Agreement dated as of March 17, 1997 by and between John K. Collings, III, Peter John Quinn, David Geoffrey Tattersall and Uplink Security, Inc. shall have the right to make Transfers as specifically provided therein, provided that as a condition to receiving such shares, such transferee agrees in writing to be bound by the terms and conditions of this Agreement, (b) a Shareholder shall have the right to Transfer inter vivos or by will or the laws of descent and distribution of all or a portion of his Shares outright to a spouse or children or to a trust for the benefit of a spouse or children, if such transferee agrees in writing to be bound by the terms and conditions of this Agreement as if he were the transferor and an Initial Shareholder, (c) an Initial Shareholder shall have the right to Transfer all of the Shares of the Company owned by such Initial Shareholder to any affiliate of such Initial Shareholder, provided that as a condition to receiving such Shares, such affiliate agrees in writing to be bound by the terms and conditions of this Agreement as if it were the Initial Shareholder, and (d) Numerex shall have the right to Transfer all or a portion of the Shares of the Company owned by it to any affiliate of Numerex or to a company which it owns, provided that as a condition to receiving such shares, such affiliate or company agrees in writing to be bound by the terms and conditions of this Agreement as if it were Numerex (transferees under (a), (b), (c) and (d) being collectively called the "Permitted Transferees"). For purposes of this Agreement, "affiliate" shall be defined as any entity which controls or is under common control with Numerex or the Initial Shareholders, as applicable, or which Numerex or the Initial Shareholders, as applicable, holds at least an eighty percent (80%) controlling interest, directly or through wholly-owned subsidiaries.

                  1.3 Representation. Each Shareholder represents and warrants to the other Shareholders that his will and other estate planning documents and techniques do not and shall not provide for any Transfer of Shares in violation of Section 1.1 or any other provision of this Agreement.

                  1.4 Non-Compliance. In the event any Shareholder shall Transfer or attempt to Transfer any Shares otherwise than in strict accordance with the provisions of this Agreement, such action shall be void and of no effect, and no dividends or distributions of any kind whatsoever shall be paid by the Company in respect of such Shares (all such dividends and distributions being deemed waived by such Shareholder), and the voting rights of such Shares shall be suspended during the period commencing with such Shareholder's initial failure to comply with the provisions of this Agreement and ending when (i) the Shareholder complies with the provisions of this Agreement, or (ii) the Company, based on the unanimous approval of its board of directors, agrees in writing to terminate such suspension and to permit such Transfer.

                  1.5 Corporate Action. The Company shall not register the transfer of Shares to any transferee of any Shareholder, issue any certificate in lieu of such Shares, or issue any new Shares, unless each and every condition hereof affecting such Shares or certificates has been satisfied.

                  1.6 No Implied Employment. Each Shareholder acknowledges and agrees that neither the issuance of Shares to such Shareholder nor anything contained in this Agreement gives

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such Shareholder, if an employee of the Company, any right to be retained in the employ of the Company, or affect the Company's right at any time to discharge or discipline such Shareholder or to terminate his employment.

                  1.7 Execution and Delivery. The Shareholders' Agreement has been duly executed and delivered by Numerex and constitutes a legal, valid and binding agreement by Numerex, enforceable against Numerex and the Initial Shareholders in accordance with its terms.

                  1.8 No Conflicts. The execution, delivery and performance of the Shareholders' Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a material breach or violation of any term or provision, or (with or without notice or passage of time, or both) constitute a default under, any indenture, mortgage, deed of trust, trust (constructive or other), loan agreement or other agreement or instrument to which Numerex is a party or by which Numerex is bound, or violates any Legal Requirement applicable to or binding upon Numerex.

SECTION 2: TRIGGERING EVENTS

         2.1 Definition. The following events are "Triggering Events" with respect to (a) the Shareholder to whom the event relates and (b) the Permitted Transferees of the Shareholder to whom the event relates (such Shareholder and all Permitted Transferees of such Shareholder pursuant to Section 2 are sometimes collectively referred to as an "Affected Shareholder"):

                  (i) The receipt by a Shareholder (sometimes referred to as a "Selling Shareholder") of a bona fide written offer, which it desires to accept, acceptable to such Shareholder, to acquire all or some portion of such Shareholder's Shares ("Offer").

                  (ii) The death of an individual Shareholder (sometimes referred to as a "Deceased Shareholder") and the transfer of such Shareholder's Shares by will or the laws of descent and distribution to a Person other than a Permitted Transferee.

                  (iii) The commencement of bankruptcy, reorganization or similar proceedings by a Shareholder, the commencement of bankruptcy or similar proceedings against a Shareholder that are not terminated within 120 days after commencement, the appointment of a bankruptcy or other judicial representative for a Shareholder, such Shareholder's Shares or any material part of his or her properties, provided that any such appointment that was involuntary is not terminated within 120 days, the attachment of, execution against, levy upon or other seizure of the Shares of a Shareholder (other than an attachment solely for jurisdictional purposes) unless and only as long as the Company's counsel determines that the same is being contested in good faith, an assignment by a Shareholder for the benefit of creditors, whether or not such assignment includes Shares, an admission by a Shareholder in writing of his or her inability to pay such Shareholder's debts as they become due, or the attempted rejection of this Agreement by a bankruptcy or other judicial representative who succeeds to the Shares of a Shareholder.

                  (iv) The Transfer or attempted Transfer by a Shareholder or any party acting on behalf of a Shareholder of any of his or her Shares in violation of any provision of this Agreement, or any material breach by a Shareholder of any provision of this Agreement.

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         2.2 Notice of Occurrence. Within 15 days after the occurrence of any
Triggering Event, the Affected Shareholder (or his or her personal representative) shall give notice of the occurrence ("Notice of Occurrence") to the Company and the other Shareholders. Failure to give Notice of Occurrence shall neither prevent nor relieve any of the parties from exercising their rights or satisfying their obligations under this Agreement, and any other party to this Agreement may at any time give Notice of Occurrence on behalf of the Affected Shareholder (or his or her legal or personal representative). If the Affected Shareholder is a Selling Shareholder, the Notice of Occurrence shall include a copy of the Offer, stating the name of the offeror ("Offeror") and the price ("Offer Price") and other terms ("Offer Terms") of the Offer.

SECTION 3: OPTIONAL AND MANDATORY PURCHASE

         Upon the occurrence of any Triggering Events, the Affected Shareholder's Shares shall be sold in accordance with this Section 3. For purposes of this Section 3, "Remaining Shareholders" shall mean all Shareholders except Numerex and the Affected Shareholders; and (ii) "Non-Affected Shareholders" shall mean all Shareholders except for the Affected Shareholder.

         3.1 Option to Numerex. So long as Numerex owns Shares, prior to the expiration of the First Call Period, as defined in Section 2.5 of the Purchase Agreement, and in the event Numerex exercises the First Call, after the expiration of the First Call Period, Numerex shall have the first option to purchase all or any of the Shares owned by the Affected Shareholder on the date the Triggering Event occurred, for the Purchase Price (as defined in Section 6) and on the Payment Terms (as defined in Section 7), by giving notice, within thirty (30) days after the date of the Notice of Occurrence, to the Affected Shareholder (or his personal representative) and to the Remaining Shareholders of the exercise of its option. The exercise of the option by Numerex shall be effective only if the notices given by Numerex, the Company, if applicable, and the Remaining Shareholders, if applicable, who exercised their options indicate that Numerex, the Company and the Remaining Shareholders together intend to purchase all of the Shares of the Affected Shareholder that are subject to the Offer.

         3.2 Option to the Company. The Company shall have the option to purchase all or any Shares of the Affected Shareholder that was not purchased by Numerex in accordance with Section 3.1 ("Remaining Stock"), for the Purchase Price and on the Payment Terms, by giving written notice, within forty-five (45) days after the date of Notice of Occurrence, to the Affected Shareholder (or his personal representative) and Numerex of the exercise of its option. The notice shall state whether the Company intends to purchase all or only a part of the Remaining Stock. The Company may only purchase, pursuant to this Section 3.2, that number of shares of the Remaining Stock to the extent the Company has sufficient capital surplus on retained earnings to permit it to lawfully purchase and pay for any such shares. The exercise of the option by the Company shall be effective only if the notices given by the Company and the Remaining Shareholders, if applicable, who exercised their options indicate that the Company and the Remaining Shareholders together intend to purchase all of the Remaining Stock.

         3.3 Option to Remaining Shareholders. The Remaining Shareholders shall have the option to purchase all or any of the Remaining Stock or by the Company in accordance with Section 3.2, for the Purchase Price and on the Payment Terms, by giving notice, within sixty (60) days after


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the date of Notice of Occurrence, to the Affected Shareholder (or his personal representative), Numerex and the Company of the exercise of this option. The notice shall state whether such Remaining Shareholder intends to purchase all or only a part of the Affected Shareholder's Shares that such holder is entitled to purchase under this Section 3.3 and the number of the Affected Shareholder's Shares to be purchased by him, if less than all. The exercise of the options by the Remaining Shareholders shall be effective only if the notices given by the Remaining Shareholders who exercised their options indicate that such the Remaining Shareholders together intend to purchase all of the Remaining Stock. Unless otherwise agreed upon in writing by all of the Remaining Shareholders, each of the Remaining Shareholders shall have the option to purchase that proportion, rounded to the nearest whole number to eliminate fractional shares, of the Remaining Stock which the number of Shares held by him bears to the number of Shares held by all Remaining Shareholders who exercised their options. If any Remaining Shareholder does not exercise his option to purchase his full proportionate share of the Remaining Stock, the other Remaining Shareholders may purchase that proportion, rounded to the nearest whole number to eliminate fractional shares, of the Shares not so purchased which the number of Shares held by him bears to the number of Shares held by all Remaining Shareholders who exercised their options, by giving written notice of the exercise of his option to the Affected Shareholder, the other Remaining Shareholders, the Company and Numerex within fifteen (15) days after the notice, pursuant to this Section 3.3, is given.

         3.4 Intentionally Omitted.

         3.5 Purchase of All Shares. Unless otherwise agreed to by the Affected Shareholder, all and not less than all of the Affected Shareholder's Shares must be purchased pursuant to Sections 3.1, 3.2 or 3.3 hereof, as the case may be, in order that there shall be a purchase of such Affected Shareholder's Shares within the intent, scope and terms of this Agreement, except with regard to the Triggering Events described in Sections 2.1(iii) and 2.1(iv) where all of the Affected Shareholder's Shares are not purchased pursuant to Sections 3.1, 3.2 or 3.3.

         3.6 Closing on Optional Purchase. If Numerex, the Company and/or the Remaining Shareholders shall have exercised their options to purchase the Affected Shareholder's Shares pursuant to Sections 3.1, 3.2 or 3.3 hereof, the closing of the purchase and sale contemplated by this Section 3.6 shall be held at 10:00 a.m., on the earlier of the 90th day following the date Notice of Occurrence is given or the 30th day after the exercise of the option that results in options to purchase all (but not less than all) of the Affected Shareholder's Shares being exercised, at the then principal office of the Company, or at such other time and place as the parties shall mutually agree. At the closing, the Affected Shareholder (or his personal representative) shall deliver to the purchasers certificates for the Affected Shareholder's Shares, duly endorsed for transfer, and the purchasers shall pay the Purchase Price to the Selling Shareholder in accordance with the Payment Terms.

         3.7 Right to Transfer. If the Triggering Event is the event described in Section 2.1(i) and all of the Affected Shareholder's Shares are not purchased pursuant to Sections 3.1, 3.2, and 3.3 hereof, as the case may be, the Affected Shareholder may, for a period of ninety (90) days following the final date for acceptance under Section 3.1, 3.2 or 3.3 thereof, as the case may be, sell all such Shares related to such Offer to the Offeror; provided, however, in the case of an Offer, that no such Shares shall be sold to the Offeror upon any terms or conditions more favorable to Offeror than the


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Offer Terms as such Offer Terms were described in the Notice of Occurrence; and
provided further that such Offeror shall agree in writing to be bound by the terms and conditions of this Agreement as if the Offeror were the Shareholder who sold such Shares. If the Affected Shareholder wishes to sell such Shares on terms and conditions more favorable to the Offeror than the Offer Terms or has not sold such Shares on the Offer Terms within such ninety (90) day period, the Affected Shareholder shall be obligated to make new offers and re-offers to Numerex, the Company and the Remaining Shareholders in accordance with this
Section 3 before the Affected Shareholder shall be permitted to Transfer such Affected Shareholder's Shares, or any part thereof, to any Person.

         3.8 Right to Participate in Sales. In the event Affected Shareholder(s) shall be permitted to sell its Shares to an Offeror pursuant to Section 3.7 hereof and such Affected Shareholder(s) own at least 51% of the outstanding Shares of the Company, the Affected Shareholder(s) shall give the Non-Affected Shareholders written notice at least twenty (20) days prior to the consummation of any and all such sales. Except as modified hereunder, each Non-Affected Shareholder shall have the right, as a condition of such sale by the Affected Shareholder(s), to sell to the Offeror, on the same terms and conditions as the Affected Shareholder(s), that proportion, rounded to the nearest whole number to eliminate fractional shares, of the Shares proposed to be sold by the Affected Shareholder(s) which the number of Shares owned by such Non-Affected Shareholder bears to the number of Shares owned by all Shareholders (including the Affected Shareholder(s)), and the number of Shares that the Affected Shareholder(s) may sell pursuant to such Offer shall be correspondingly reduced. Each Non-Affected Shareholder desiring to participate in any such sale shall notify the Affected Shareholder(s) of such intention within ten (10) days after notice is given in accordance with the first sentence of this Section 3.8.

         3.9 Requirement to Participate in Sales. If (i) the Triggering Event that occurs is described in Section 2.1(i) and the Offeror requires, as a condition of the sale, that the Offeror acquire all of the Shares of the Non-Affected Shareholders, and (ii) on the date of such Triggering Event, Numerex owns 75% or more of the outstanding Shares and (iii) Numerex is permitted to sell its Shares pursuant to Section 3.7, then the Non-Affected Shareholders shall sell all of their Shares to the Offeror for not less than the same price terms and other terms and conditions as those offered to Numerex.

         3.10 Effect of Sale to Third Party by Numerex. In the event that Numerex sells all of its Shares to a third party prior to the third annual anniversary of the date hereof, then the rights of Numerex terminate under this Agreement, including, without limitation, the rights granted pursuant to Sections 3.1, 3.9, 4.1, 4.3, 4.4, 5.1, 8.2, 8.4 and 8.5, and the obligations of the parties as between Numerex and the Initial Shareholders under this Agreement and the Purchase Agreement shall be null and void; provided however, (i) that the representations, warranties, covenants and indemnifications contained in the Purchase Agreement shall survive as provided therein and (ii) the Loan and Security Agreement of even date herewith ("Loan Agreement") shall continue in full force and effect pursuant to its terms.


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SECTION 4: FIRST REFUSAL ON SALE OF THE COMPANY.

         4.1 Right of First Refusal. If it is determined to conduct a Sale of the Company (as defined below) pursuant to an Offer, which the Company desires to accept, Numerex shall have the right ("Right of First Refusal") to purchase the shares and/or assets, as stated in the Offer, for the purchase price and on the payment terms consistent with the Offer, or at Fair Market Value determined as of the Notice of Offer in the event that Fair Market Value would be a higher purchase price than that of the Offer. Within fifteen (15) days of receipt of an Offer by the Company or any Shareholder, the recipient shall send written notice of the Offer to each Shareholder and Numerex ("Notice of Offer"). Numerex may exercise its Right of First Refusal by giving notice to the Company within thirty (30) days of receiving the Notice of Offer.

         4.2 Closing on First Refusal Exercise. If Numerex, shall have exercised its Right of First Refusal pursuant to Section 4.1 hereof, the closing of the purchase and sale contemplated by this Section 4.2 shall be held at 10:00 a.m., on the earlier of the 60th day following the date Notice of Offer is given or the 30th day after the exercise of the Right of First Refusal, at the then principal office of the Company, or at such other time and place as the parties shall mutually agree. At the closing, the Company or the Selling Shareholders shall deliver to Numerex evidence of the transfer of assets or stock, as the case may be, certificates for the Affected Shareholder's Shares, duly endorsed for transfer, and Numerex shall pay the purchase price to the selling shareholders in accordance with the payment terms.

         4.3 Sale of the Company. "Sale of the Company" shall mean (i) sale of all or substantially all of the assets of the Company, (ii) the merger or consolidation with any other person or entity or (iii) a transaction or series of transactions in which any person or entity or group of persons or entities acquires, either directly or indirectly, securities representing more than 50% of combined voting power of the Company's outstanding securities.

         4.4 Second Call.

                  (a) Second Call. If the First Call pursuant to Section 2.5 of the Purchase Agreement is exercised, then for a period of ninety (90) days commencing on the exercise of the First Call ("Second Call Period"), Numerex shall have the right to purchase ("Second Call") that number of Shares ("Second Call Shares") from the Initial Shareholders, on a pro rata basis, determined by multiplying the total number of outstanding Shares as of the date the Second Call Notice (as defined below) is given and after giving effect to the exercise of the First Call, if any, by the Second Call Percentage (as defined below). The "Second Call Percentage" shall be (i) the percentage ownership of Shares of the Company by Numerex as of the date of the Second Call Notice after giving effect to the exercise of the First Call, if any, subtracted from (ii) 51%. If, immediately prior to the Second Call Period, Numerex owns 51% or more of the outstanding shares of the Company, then the provisions of this Section 4.4(a) shall be null and void, and of no further force or effect. Numerex may exercise this Second Call by giving the Initial Shareholders written notice ("Second Call Notice") at any time during the Second Call Period.

                  (b) Number of Shares; Purchase Price; Closing. Upon the giving of the Second Call Notice, the parties shall promptly determine the number of Second Call Shares. The purchase

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price ("Second Call Purchase Price") shall be the lesser of (a) Four Million
Dollars ($4,000,000) or (b) 85% of the Fair Market Value (defined below); provided however, for purposes of determining Fair Market Value under Section 6.3, (i) Numerex shall be deemed the "Affected Shareholder" and the Initial Shareholders shall be deemed "Non-Affected Shareholders" and (ii) determination of Fair Market Value shall be made as of the last day of the most recently completed quarter preceding the exercise of the Second Call. The closing of the Second Call shall be held at 10:00 a.m. within thirty (30) days after the Second Call Notice is given, or as otherwise agreed by the parties. Upon the closing,
(i) the Company, the Initial Shareholders and the Management Shareholders (as defined in the Purchase Agreement) shall make representations and warranties to Numerex that are comparable to the representations and warranties contained in
Section 8.1 hereof; provided however, that such representations and warranties shall be deemed to have been given as of the Second Call Notice or if such representations and warranties relate to financial matters, such representations, warranties shall be deemed to have been given as of the last day of the most recently completed fiscal quarter. At the Closing, the Initial Shareholders shall deliver certificates to Numerex, endorsed to Numerex, for the Second Call Shares, transferring good and marketable title to such Second Call Shares, free and clear of all Liens, and Numerex shall pay the Second Call Purchase Price to the Initial Shareholders.

SECTION 5: OPTION FOR SHAREHOLDERS' SHARES

         5.1 Option for Initial Shareholders' Shares. If the First Call pursuant to Section 2.5 of the Purchase Agreement is exercised by Numerex, then at any time and from time to time during the thirty (30) days ("Option Period") following each of the fourth, fifth and sixth annual anniversaries of the date hereof ("Fourth Anniversary", "Fifth Anniversary" and "Sixth Anniversary", respectively), Numerex shall have the right to purchase from the Initial Shareholders ("Option for Initial Shareholders' Shares"), the number of Shares as follows:

                  (a) during the Option Period following the Fourth Anniversary, up to one-third of the Shares owned by each of the Initial Shareholders as of the Fourth Anniversary;

                  (b) during the Option Period following the Fifth Anniversary, any remaining number of Shares which were subject to option under paragraph (a) above, but were not purchased, and after giving effect to such purchase, if any, up to one-half of the Shares owned by the Initial Shareholders as of the date of the Fifth Anniversary, and

                  (c) during the Option Period following the Sixth Anniversary, up to all remaining Shares owned by the Shareholders.

         Numerex may exercise this Option for Initial Shareholders' Shares by giving written notice ("Option Notice") to the Initial Shareholders at any time during any Option Period. With respect to any exercise of the Option for Initial Shareholders' Shares, each Initial Shareholder shall be required to sell that proportion, rounded to the nearest whole number to eliminate fractional shares, of the Shares owned by each such Initial Shareholder by the number of Shares owned by all Initial Shareholders at the time the Option Notice is given from time to time pursuant to this Section 5.1.

         5.2 Closing of Option Exercise. Upon the giving of any Option Notice, the parties shall promptly determine the number of Shares subject to the exercise of the Option for Initial Shareholders' Shares. The purchase price ("Option Purchase Price") shall be Fair Market Value, as calculated in accordance with Section 6.3; provided however, for purposes of determining Fair Market Value under this Section 5.2, (i) Numerex shall be deemed the "Affected Shareholder" and the Initial Shareholders shall be deemed "Non-Affected Shareholders" and (ii) determination of Fair Market Value shall be made as of
(i) June 30, 2001 with respect to an exercise under Section 5.1(a), (ii) June 30, 2002 with respect to an exercise under Section 5.1(b) and (iii) June 30, 2003 with respect to an exercise under Section 5.1(c). The closing of the purchase and sale contemplated by Section 5.1 shall be held at 10:00 a.m., on a date within thirty (30) days after the Option Notice is given, provided that in the event the Option Purchase Price has not been determined within thirty (30) days after the Option Notice is given, then the closing shall be held as soon as reasonably practicable after determination of the Option Purchase Price, as applicable. At the closing, any Initial Shareholder selling his Shares shall deliver to Numerex certificates for the Shares owned by such Initial Shareholder, duly endorsed for transfer, and Numerex shall pay the Option Purchase Price.

         5.3 Negotiation Period. For the period of sixty (60) days following the Sixth Anniversary ("Negotiation Period"), Numerex on the one hand or the Initial Shareholders on the other hand may approach the other party with an offer to purchase such other party's Shares or sell such party's Shares on terms as the parties shall mutually agree. In the event Numerex or the Initial Shareholders offer to purchase or sell Shares during the Negotiation Period, either party may, upon their sole discretion, elect to withdraw from such negotiations at any time.

         5.4 Forced Sale Option. In the event that (i) Shares remain owned by the Initial Shareholders upon expiration of the Negotiation Period and (ii) an initial public offering of the Company's Common Stock has not been consummated by the Sixth Anniversary, then each of Numerex and the Initial Shareholders shall have the option at any time during the sixty (60) day period commencing on the day after the expiration of the Negotiation Period for the Sixth Anniversary to cause a Forced Sale (as defined below) of the Company. A Forced Sale shall occur when either Numerex or a majority in interest of the Initial Shareholders consent in writing to such Forced Sale and deliver such consent to the Company ("Forced Sale Notice"). A "Forced Sale" shall mean an obligation of the Company to use its best efforts, including, but not limited to the engagement of a broker, to sell all of the Shares to a third-party purchaser. The Forced Sale shall be made at the Fair Market Value, as such term is defined in Section 6.3; provided however, that for purposes of determining Fair Market Value under this
Section 5.3, (i) if Numerex on the one hand or the Shareholders on the other hand shall deliver a Forced Sale Notice, such party or parties shall be deemed "Affected Shareholder(s)" and the other party or parties shall be deemed "Non-Affected Shareholder(s)" and (ii) the determination of Fair Market Value shall be made as of the time of the Forced Sale. Once written consents are obtained by the Company to cause a Forced Sale as provided hereunder, all of the Shareholders hereto agree to sell their Shares in the manner and on the terms and conditions described herein.

SECTION 6: PURCHASE AND OPTION PRICE

         6.1 Third Party Offers. In the event that a Triggering Event described in Section 2.1(i) takes place, the Purchase Price, for purposes of Section 3, shall be the Offer Price in writing to the Affected Shareholder by such third party.

         6.2 Other Triggering Events. In the event that a Triggering Event takes place other than that described in Section 2.1(i), the Purchase Price shall be Fair Market Value, as determined in Section 6.3 hereof.

         6.3 Appraisal For Fair Market Value.

                  (a) Fair Market Value. "Fair Market Value" shall mean the fair market value of the Company as a going concern, assuming that the Company is sold pursuant to a sale of capital stock.

                           (i) Fair Market Value shall be determined by the
agreement of the Non-Affected Shareholders and the Affected Shareholder(s), through a majority vote the Shares of each of the Affected Shareholders and the Non-Affected Shareholder(s), in each case acting as an independent class, within ten (10) days of the date on which any party notifies all Shareholders that this Agreement then requires that "Fair Market Value" be determined, specifically referring to the paragraph and subparagraphs of this Agreement that require such determination.

                           (ii) If the Affected Shareholders and the
Non-Affected Shareholders(s) shall not so agree on the amount of the Fair Market Value within such ten-day period, then within ten (10) days after such initial ten-day period, each of the Non-Affected Shareholders and the Affected Shareholder(s), acting in each case as an independent class, by a majority vote of the Shares each of the Affected Shareholders and the Non-Affected Shareholder(s), will appoint a Qualified Appraisal Firm (as hereinafter defined) to make the determination, within thirty (30) days of such appointment, of the proposed fair market value of the Company as a going concern and the average of the determinations by such appraisal firms of the proposed fair market value of the Company as a going concern (the "Proposed Value") will be the Fair Market Value; provided, however, that if the difference between such Proposed Values is more than 15% of the amount of the lower Proposed Value, then the two appraisal firms will appoint a third appraisal firm to determine, within thirty (30) days of its appointment, a Proposed Value and the Fair Market Value shall be equal to the average of all three Proposed Values; provided, further, that if the Proposed Value of the appraisal firms appointed by either the Non-Affected Shareholders or the Affected Shareholder(s) shall vary by more than 15% from the Proposed Value determined by the third appraisal firm, such varying Proposed Value shall not be included in such average in determining Fair Market Value. If only two appraisal firms are appointed, each of the Non-Affected Shareholder and the Affected Shareholder(s), in each case, as an independent class, shall pay the cost of their respectively appointed appraisal firm and if a third appraisal firm is appointed, each of the Non-Affected Shareholders (pro rata based on their respective ownership of Shares owned by Non-Affected Stockholders), in each case, as an independent class, shall pay one-half the cost of the third appraisal firm. In connection with any determination of Fair Market Value, (A) a majority vote of the Shares of the Non-Affected Shareholders (or in the case of a Forced Sale, either Numerex or a majority of the Initial Shareholders) shall have the right to request an audit of the financial statements for the

Company's applicable "stub" period (the "Stub Audit"), at the Company's expense, if such determination of Fair Market Value shall be made more than ninety (90) days after the end of the Company's fiscal year, and (B) any revenues or costs associated with business transactions between the Company and the Affected Shareholder(s) or any affiliates of the Affected Shareholder(s) shall be restated by the appraisal firm(s), to the extent necessary, to reflect the revenues or costs which would have recognized had such transactions been on an arm's length basis (the "Revenue Restatement"). Notwithstanding anything contained herein to the contrary, any required periods for the determination of Fair Market Value shall be extended to the extent necessary to permit the completion of any Stub Audit requested to be made under the terms of this Agreement and any Stub Audit and/or Revenue Restatement shall be considered by the parties and the relevant appraisal firm(s) in determining Fair Market Value. If Fair Market Value is required, under the terms of this Agreement, to be stated on a per Share basis, the calculation thereof shall be based on the total number of shares of Common Stock outstanding, assuming exercise of all the outstanding options and receipt of the aggregate maximum number of shares of Common Stock issued, delivered or exchanged therefore or thereunder.

                  (b) Qualified Appraisal Firm. "Qualified Appraisal Firm" means any firm engaged in business valuation services, but excluding any firm which received more than $15,000 in fees during the preceding 24 calendar months from any party hereto.

                  (c) Inspection. The appraisal firms engaged for the purpose of providing an appraisal under Section 6.3(a) hereof ("Appraisers") shall have the right, during normal business hours, to (i) inspect and make copies of all documents and other information relating to the Company or its business, including internal accountants' work papers, (ii) inspect all properties and assets used by the Company in its business, and (iii) consult with the officers, employees, accountants, counsel and advisors of the Company, for the purpose of rendering their appraisals, provided such Appraisers shall have entered into a confidentiality agreement with the Company pursuant to which the Appraisers agree to maintain the confidentiality of all confidential and proprietary information obtained by the appraisers in performing their appraisals.

                  (d) Disclosure. Whenever the Fair Market Value must be determined under this Agreement, the Company and the Shareholder or Shareholders selling his or their Shares shall disclose in writing to the purchaser or purchasers of those Shares and the appraisers referred to in Section 6.3 all facts of which it, he or they have knowledge and which may affect the determination of Fair Market Value.

SECTION 7: PAYMENT TERMS

         As used in this Agreement, "Payment Terms" means, except as otherwise agreed to by the selling and purchasing Shareholders, the Purchase Price that shall be paid on the Closing Date via certified check or wire transfer of funds, or in Numerex Common Stock, as the parties hereto may mutually agree.

SECTION 8: OTHER PROVISIONS

         8.1 Representations and Warranties. Each of the Initial Shareholders hereby severally represents and warrants to, and covenants and agrees with, Numerex that:

                  (a) Ownership of Shares. Such Initial Shareholder owns of record and beneficially the number of Shares set forth opposite the name of such Initial Shareholder on Exhibit A hereto, and as of the respective Closing Dates such Initial Shareholder will have, good and marketable title to such Shares, free and clear of all Liens.

                  (b) Execution and Delivery. All consents, approvals, authorizations and order necessary for the execution, delivery and performance by such Initial Shareholder of this Agreement have been duly and lawfully obtained, and such Initial Shareholder has, and at the Closings will have, full right, power, authority and capacity to execute, deliver and perform this Agreement. This Agreement has been duly executed and delivered by such Initial Shareholder and constitutes a legal, valid and binding agreement of such Initial Shareholder enforceable against such Initial Shareholder in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency and other similar or equitable principles affecting the enforcement or creditors' rights generally.

                  (c) No Conflicts. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach or violation of any term or provisions of, or (with or without notice or passage of time, or both) constitute a default under, any indenture, mortgage, deed of trust, trust (constructive and other), loan agreement or other agreement or instrument to which such Initial Shareholder is a party or by which Initial Shareholder or such Initial Shareholder's Shares are bound, or violate any Legal Requirement applicable to or binding upon such Initial Shareholder.

                  (d) No Brokers. No broker, finder or similar agent has been employed by or on behalf of such Initial Shareholder in connection with this Agreement or the transactions contemplated hereby, and such Initial Shareholder has not entered into any agreement or understanding of any kind with any person or entity for the payment of any brokerage commission, finder's fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby, which such commission, fee or any similar compensation associated therewith shall be paid by the Initial Shareholders.

         8.2 Special Matters. For so long as Numerex on the one hand, or the Initial Shareholders on the other hand, or their successors, hold in the aggregate not less than 15% of the Shares outstanding ("Minority Shareholder"), such party or parties shall not take any action which is intended to have a material adverse effect on the Shares, without first obtaining the affirmative vote of (i) a majority of the Shares held by the Initial Shareholders, if the Initial Shareholders constitute a Minority Shareholder or (ii) Numerex, if Numerex is a Minority Shareholder. Without limiting the generality of the foregoing, any of the following actions shall require such affirmative vote:

                  (a) amend the Company's Bylaws or Articles of Incorporation;

                  (b) change the nature or scope of the business of the Company with regard to wireless transport of alarm signals; or

                  (c) liquidate or dissolve the Company, except where such liquidation or dissolution is incident to a sale of the Company, or as otherwise permitted under this Agreement.

         8.3 Sale or Transfer of Shares by Initial Shareholders. Upon the occurrence of any event hereunder involving a sale or transfer of shares from a Shareholder, at the closing of such sale or transfer, such Shareholder shall make representations and warranties to the purchaser that are comparable to the representations and warranties contained in Section 8.1 hereof. Further, at such closing, the selling party shall transfer good and marketable title to such Shares, free and clear of all Liens.

         8.4 Board of Directors. The Shareholders agree to vote all Shares now owned or hereafter acquired or controlled by them, and otherwise use their best efforts as Shareholders of the Company, (i) to set the number of directors of the Company at five, and (ii) to elect as directors those persons that are nominated by Numerex on the one hand, and the Initial Shareholders on the other hand, in a proportion equal to, or as near as equal as possible, to the number of Shares held by (x) Numerex and (y) all of the other Shareholders, each of (x) and (y) being compared to the total number of Shares outstanding, at the time of such election; provided however, (a) that the number of directors designated by Numerex shall be no less than one and (b) at all times after the Initial Shareholders own less than 40% but greater than 15% of the Shares, they shall be entitled to two directors who shall be nominated by a majority of the Initial Shareholders and reasonably approved by Numerex. All calculations hereunder shall be (i) based solely upon the Shares which are outstanding and (ii) rounded to the nearest whole director seat, in the event that a fractional computation results.

         8.5 Future Capital Raising. In the event that the Company requires financing in addition to the financing ("Additional Financing") contemplated by the Purchase Agreement, Numerex shall have the right, but not the obligation, to provide such Additional Financing on terms, negotiated by Numerex and the Company in good faith, which are no less favorable to the Company than the Company could obtain from alternative financing sources.

         8.6 Failure to Transfer Shares. If any Shareholder whose Shares are subject to purchase hereunder does not assign and transfer such Shares to a purchaser as required hereunder, such Shares shall be deemed assigned and transferred to the purchaser. The Company, upon receipt of written notice, shall mark its records to indicate that the certificates have been canceled and shall, if necessary, issue new certificates to the purchaser. Each Shareholder hereby gives the Secretary of the Company an irrevocable power of attorney to make assignments and transfers on the Company's books on behalf of such Shareholder in accordance with the foregoing.

         8.7 Endorsement Upon Share Certificate. Each Shareholder acknowledges that all certificates for Shares shall bear the following legend in addition to any other legend that may be required by law or agreement:

                  "The shares represented by this certificate may not be transferred, hypothecated, pledged or otherwise disposed of, except in compliance with the Agreement, dated July ___, 1997 between the Company and its Shareholders, copies of which are on file in the office of the Secretary of the Company."

         8.8 Further Assurances. Each Shareholder agrees that he shall promptly execute and deliver all such further agreements, certificates, instruments and documents, and perform such further actions, as the Company or any other Shareholder may reasonably request in order to fully carry out the purposes and intent of this Agreement.

         8.9 Joinder of Spouse. Each Shareholder who is a natural person shall cause such Shareholder's spouse to execute and deliver the Joinder of Spouse attached hereto as Exhibit B, approving this Agreement and waiving any and all rights such spouse may have relating to this Agreement or such Shareholder's Shares.

         8.10 Inconsistent Agreements. No Shareholder shall enter into any agreement or arrangement that conflicts with, or is inconsistent with, any of the terms or conditions of this Agreement.

         8.11 Notices. All notices and other communications under or in connection with this Agreement shall be in writing and shall be deemed given (a) if delivered personally (including by overnight express or messenger), upon delivery, (b) if delivered by registered or certified mail (return receipt requested), upon the earlier of actual delivery or three days after being mailed, or (c) if given by telecopy, upon confirmation of transmission by telecopy, in each case to the parties at the following addresses:

                  (a)      If to Numerex, addressed to:

                           Numerex Corp.
                           2360 Maryland Road
                           Willow Grove, PA 19090
                           Attention: John J. Reis
                           Telecopy: (610) 892-0725

                           With a copy to:

                           Blank Rome Comisky & McCauley
                           1200 Four Penn Center Plaza
                           Philadelphia, PA  19103
                           Attention: Barry H. Genkin, Esquire
                           Telecopy: (215) 569-5555

                  (b)      If to the Company, address to:

                           Uplink Security, Inc.
                           1395 South Marietta Parkway
                           Building 200, Suite 228
                           Marietta, GA 30067
                           Attention: John K. Collings, III
                           Telecopy: (770) 429-5533

                           With a copy to:
                           Wagner, Johnston & Rosenthal, P.C.
                           3343 Peachtree Road, N.E.
                           Atlanta Financial Center
                           Suite 800, East Tower
                           Atlanta, GA 30326-1044
                           Attention: Craig A. Wagner, Esquire
                           Telecopy: (404) 261-6779

                  (c) If to any Initial Shareholder, to the address set forth below such Initial Shareholder's name on Exhibit A, attached hereto.

         8.12 Settlement of Disputes. Other than for claims in equity, any claims, controversies, demands, disputes, or differences between or among the parties hereto or any persons bound hereby shall be submitted to and settled by arbitration in the City of Philadelphia, Pennsylvania, before a single arbitrator chose by mutual agreement of the disputing parties who shall be knowledgeable in the field of business law and such arbitration shall be before and in accordance with the rules then obtaining of the American Arbitration Association. The parties agree to bear joint and equal responsibility for all fees, abide by any decision rendered as final and binding and waive the right to submit the dispute to a jury trial. Judgment upon any award may be entered in any court of competent jurisdiction. Notwithstanding any of the foregoing, nothing herein contained shall preclude a party hereto from resort to judicial process if such party, in its or his sole discretion, chooses to seek any form of equitable or injunctive relief.

         8.13 Amendment. This Agreement may be amended, modified or supplemented by the parties hereto, provided that any such amendment, modification or supplement shall be in writing and signed by the parties hereto and in a form consistent with Exhibit C attached hereto.

         8.14 Waiver. No waiver with respect to this Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between or among any of the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.

         8.15 Termination of Prior Agreements. The parties hereby terminate, effective immediately, any and all existing buy-sell, shareholders' or similar agreements to which any or all of them are parties to the extent any such agreement governs any Shares.

         8.16 Entire Understanding. This Agreement states the entire understanding among the parties with respect to the subject matter hereof, and supersedes all prior oral and written communications and agreements, and all contemporaneous oral communications and agreements, with respect to the subject matter hereof.

         8.17 Parties In Interest. This Agreement shall bind, benefit and be enforceable by and against each party hereto and its successors, assigns, heirs and legal and personal representatives. No party shall in any manner assign any of its or his rights or obligations under this Agreement, except as permitted by this Agreement, without the express prior written consent of the other parties.

         8.18 Severability. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

         8.19 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall constitute an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one original counterpart hereof.

         8.20 No Third Party Beneficiaries. No provision of this Agreement is intended to or shall be construed to grant or confer any right to enforce this Agreement, or any remedy for breach of this Agreement, to or upon any Person other than the parties hereto.

         8.21 Section Headings. Section and subsection headings in this Agreement are for convenience of reference only, do not constitute a part of this Agreement, and shall not affect its interpretation.

         8.22 References. All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits. Unless a particular context clearly provides otherwise, the words "hereof" and "hereunder" and similar references refer to this Agreement in its entirety and not to any specific Section or subsection hereof. For the purpose of this Agreement, "including means" including without limitation.

         8.23 Controlling Law. This Agreement is made under, and shall be construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law.

         8.24 Jurisdiction and Process. Each of the parties (a) irrevocably consents to the exclusive jurisdiction of the Courts of Common Pleas of Philadelphia County, Pennsylvania, or the United States District Court for the Eastern District of Pennsylvania, in any and all actions between or among any of the parties, whether arising hereunder or otherwise, and (b) irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address as which such party is to receive notice in accordance with Section 7.7.

         8.25 Certain Definitions.

              (a) "Person" means any individual, sole proprietorship, joint venture, partnership, corporation, association, cooperative, trust, estate, government body, administrative agency, regulatory authority, or other entity of any nature.

              (b) "Transfer" means any sale, exchange, gift, bequest, pledge, hypothecation, encumbrance, descent or distribution pursuant to any intestacy laws or other operation of law, or any other direct or indirect disposition of Shares which would change the legal or beneficial ownership thereof, including, without limitation, any transaction that creates any form of joint or common ownership in Shares between a Shareholder and one or more Persons (whether or not that other Person is the spouse of such Shareholder).

              (c) The terms "Closing Date," "Legal Requirement" and "Permits" shall have the meanings given to those terms in the Stock Purchase Agreement.

         8.26 Expenses. All costs and expenses (including, without limitation, all legal fees and expenses and fees and expenses of any brokers, finders or similar agents) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the same.


                          *            *            *

         IN WITNESS WHEREOF, the parties have executed this Agreement or have caused this Agreement to be executed on their behalf by their duly authorized officers as of the date first stated above.

NUMEREX CORP.                           UPLINK SECURITY, INC.

By: /s/ John J. Reis                    By: /s/ John K. Collings, III
    -----------------------------           ------------------------------------
        John J. Reis, President                 John K. Collings, III, President

SHAREHOLDERS:

ABN AMRO INVESTMENTS
(IRELAND) LIMITED

By: /s/ Authorized Officer              /s/ David G. Tattersall
    -----------------------------       ----------------------------------------
    Name:                               DAVID G. TATTERSALL
    Title:

AIB CUSTODIAL NOMINEES LIMITED

By: /s/ Authorized Officer              /s/ Peter J. Quinn
    -----------------------------       ----------------------------------------
    Name:                               PETER J. QUINN
    Title:

COMOLINK TECHNOLOGY LTD.

By: /s/ Authorized Officer
    -----------------------------       ----------------------------------------
    Name:                               PAMELA van de POLL
    Title:

                                        /s/ Malcolm Lewis
                                        ----------------------------------------
                                        MALCOLM LEWIS

                                        /s/ Ian R. Jackson
                                        ----------------------------------------
                                        IAN R. JACKSON

                                        /s/ George S. Watson
                                        ----------------------------------------
                                        GEORGE S. WATSON

                                        /s/ John K. Collings, III
                                        ----------------------------------------
                                        JOHN K. COLLINGS, III

                                        /s/ Roy G. Thurston
                                        ----------------------------------------
                                        ROY G. THURSTON

                                        /s/ Victor L. Slider
                                        ----------------------------------------
                                        VICTOR L. SLIDER

                                        /s/ Thomas Murray
                                        ----------------------------------------
                                        THOMAS MURRAY

                                        /s/ Robert A. Hay
                                        ----------------------------------------
                                        ROBERT A. HAY


                                    EXHIBIT A

                             MANAGEMENT SHAREHOLDERS

Shareholder                   Shares of Common Stock                 Address
-----------                   ----------------------                 -------

David G. Tattersall                   29,942                         9 Baily Green
                                                                     Howth
                                                                     Co. Dublin, Ireland

Peter J. Quinn                         9,491                         2 Stradbrook Grove
                                                                     Blackrock
                                                                     Co. Dublin, Ireland

John K. Collings, III                 14,686                         5347 St. Martin's Court
                                                                     Mableton, GA 30064